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                                                                      EXHIBIT 99



                          [McM CORPORATION LETTERHEAD]




      RALEIGH, NORTH CAROLINA, SEPTEMBER 26, 1997 -- FOR IMMEDIATE RELEASE

                           McM Derivative Action Filed


         McM Corporation, a Raleigh-based insurance holding company, today announced that a shareholders' derivative action has been brought against the company, each of its directors, the McMillen Trust, and Wilmington Trust Company as Trustee of the McMillen Trust. Also named as a defendant is McM Acquisition Corporation ("MAC"), an entity formed by Raleigh private investor and real estate developer, M. Roland Britt, in his efforts to acquire the McMillen Trust's shares of McM Corporation.

         The suit has been filed in the Guilford County Superior Court by David
J. Robinson, Jr. and Jesse Greenfield, two shareholders of McM, on behalf of McM shareholders except for the McMillen Trust, owner of 66% of McM's shares. Among other allegations, the suit complains that the Trust, because it owns approximately two thirds of the shares of the corporation, has effectively exercised control of the corporation. It challenges the composition of the McM Board of Directors and the actions of the Board as being controlled by the majority shareholder. The complaint asks that the Court void the action of the Trustee in connection with the McMillen Trust's grant of an option to sell its shares at $6.20 per share to MAC. The suit also complains that the corporation has allowed MAC an exclusive due diligence period which expires by its terms September 29, 1997.

         The company rejects the claims of the plaintiffs as being invalid and not in the best interests of the corporation and all of its shareholders.


FOR MORE INFORMATION, CONTACT:

Mr. George E. King, Chairman and CEO
McM Corporation
(919) 833-1600